Exhibit 99.1

News Release

STREAMLINE HEALTH NAMES THOMAS J. GIBSON SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Former CFO of Citra Health Solutions Brings Years of Public and Private Company Financial and Operational Experience to STRM

Atlanta, GA — August 21, 2018 — Streamline Health Solutions, Inc. (the “Company”) (NASDAQ: STRM), provider of integrated solutions, technology-enabled services and analytics supporting revenue cycle optimization for healthcare enterprises, today announced the hiring of Thomas (Tom) J. Gibson as Senior Vice President and Chief Financial Officer for the Company, effective September 10, 2018.

Mr.Gibson, 55, is the former Chief Financial Officer of Citra Health Solutions and Vivex Biomedical, Inc. Prior to his service with Citra, Mr. Gibson served as the Principal Accounting Officer, Senior Vice President of Finance and Corporate Controller at R1 RCM (previously Accretive Health, Inc.).  Mr. Gibson previously served with Greenway Medical Technologies as Chief Accounting Officer and with MedAssets as Senior Vice President, Finance and before that as Vice President of Revenue Cycle Management. Mr. Gibson spent the first 15 years of his professional career with Big 4 CPA firms working with both public and private companies.

“We are pleased to have Tom Gibson join our management team as Senior Vice President and Chief Financial Officer,” stated David Sides, President and Chief Executive Officer, Streamline Health. “Given Tom’s background in accounting with Big 4 firms such as PwC and EY, he is quite accomplished in complicated revenue recognition such as performance-based contracts in healthcare and software.  We look forward to his contributions, specifically inside the Company focusing on funding revenue growth, and outside the Company working more directly with the investor community.”

“I am very excited about the growth opportunities at Streamline Health and believe that I am joining the company at a very good time in its lifecycle,” Mr. Gibson stated.  “Having spent most of my career in the healthcare industry, specifically in software, and being intimately familiar with Revenue Cycle Management, I think Streamline’s solutions and services are very well positioned in the middle of a healthcare providers’ revenue cycle.  I want to help orchestrate strategies focused on revenue growth while continuing to successfully manage costs to help increase cash flow.”

In connection with his employment, the Company intends to grant equity awards to Mr. Gibson on the effective date of his employment, including 100,000 restricted stock units, which are expected to be granted outside of the Company’s Amended and Restated 2013 Stock Incentive Plan. Additionally, the Company will grant to Mr. Gibson, effective as of February 1, 2019, an additional 50,000 restricted stock units. The restricted stock units will vest in three substantially equal annual installments over the first three years of employment. The grants were approved by the Compensation Committee of the Board of Directors and were granted as an inducement material to Mr. Gibson’s entering into employment with the Company in reliance on Nasdaq Listing Rule 5635(c)(4), which requires this public announcement.

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a healthcare industry leader in capturing, aggregating, and translating enterprise data into knowledge — producing actionable insights that support revenue cycle optimization for healthcare enterprises.   We deliver integrated solutions, technology-enabled services and analytics that empower providers to drive revenue integrity in a value-based world. We share a common calling and commitment to advance the quality of life and the quality of healthcare — for society, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements included herein. Forward-looking statements contained in this press release include, without limitation, statements regarding the Company’s growth opportunities and revenue growth strategy.  These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive solutions and pricing, solution demand and market acceptance, new solution development and enhancement of current solutions, key strategic alliances with vendors and channel partners that resell the Company’s solutions, the ability of the Company to control costs, availability of solutions from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry generally and the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Company Contact:

Randy Salisbury

SVP, Chief Marketing Officer

(404) 229-4242

randy.salisbury@streamlinehealth.net